UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):		December 8, 2009

Joy Global Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-9299	39-1566457

(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)
100 E. Wisconsin Avenue, Suite 2780,
Milwaukee, WI 53202

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:
414-319-8500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Appointment of Certain Officers

(b), (c)

On December 8, 2009, Joy Global Inc. (the “Company”) appointed Ricky T. Dillon Vice President and Controller, effective immediately, and that Mr. Dillon would become the Company’s Chief Accounting Officer effective January 1, 2010.  Until January 1, 2010, Michael S. Olsen will continue to serve as the Company’s Chief Accounting Officer.  On such date, Mr. Olsen will relinquish his position as Chief Accounting Officer, but will continue to serve as Executive Vice President, Chief Financial Officer and Treasurer of the Company.

Mr. Dillon, age 39, was Vice President-Corporate Business Planning and Analysis of Newell Rubbermaid, Inc. (“Newell”), a publicly traded marketer of consumer and commercial products, since 2008.  From 2006-2008, Mr. Dillon was Vice President-Corporate Controller and Chief Accounting Officer of Newell, where he was responsible for all accounting activities of the Company, including corporate accounting, SEC reporting, internal control oversight, and Sarbanes-Oxley compliance.  From 2002 to 2006, Mr. Dillon was Vice President-Corporate Controller and Chief Accounting Officer for Briggs & Stratton Corporation (“B&S”), a publicly traded manufacturer of air cooled gasoline engines for outdoor power equipment.

Mr. Dillon’s annual salary will be $276,000 and he will participate in the Company’s annual bonus plan, with a target bonus of 40% of base salary and payout dependant upon achievement of individual and Company performance objectives.  In connection with his appointment, the Human Resources and Nominating Committee of the Board of Directors provided Mr. Dillon with initial equity awards under the Joy Global Inc. 2007 Stock Incentive Program consisting of 10,000 stock options, 2,000 restricted stock units, and 2,000 performance shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOY GLOBAL INC.
Date: December 10, 2009	By: /s/Michael S. Olsen Michael S. Olsen Executive Vice President, Chief Financial Officer, Treasurer, and Chief Accounting Officer (Principal Financial Officer)